Exhibit 23.1

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CONSENT OF UHY MANN FRANKFORT STEIN & LIPP CPAs, LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Form S-1 of Allis-Chalmers Energy Inc. and to the inclusion therein of our report dated March 21, 2006 with respect to the consolidated financial statements of Allis-Chalmers Energy Inc. as of December 31, 2005 and December 31, 2004, and for the years ended December 31, 2005 and 2004.

/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP
Houston, Texas
May 3, 2006.

An Independent Member of Urbach Hacker Young International Limited